EXHIBIT (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 13 to the Registration Statement No. 333-44010 on Form N-1A (“Registration Statement”) of Eaton Vance Variable Trust (“the Trust”) of our report dated February 16, 2007, relating to the financial statements and financial highlights of the Eaton Vance VT Worldwide Health Sciences Fund (the “Fund”), which appears in the December 31, 2006 Annual Report to Shareholders of the Fund, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP Boston, Massachusetts April 24, 2008